ALE GROUP HOLDING LIMITED (Proposed Nas daq Symbol: ALEH) Investor Presentation alecs.com.hk ALE Issuer Free Writing Prospectus Dated January 2023 Filed Pursuant to Rule 433 Relating to Form POS AM on Form F - 1 Dated December 21, 2022 Registration Statement No: 333 - 239225

FORWARD-LOOKING STATEMENTS

This presentation includes statements that are, or may be deemed, "forward-looking statements". In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects, ""plans,"" intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations on our goals and strategies; our future business development, financial condition and results of operations; expected changes in our revenues, costs or expenditures; our expectations regarding demand for and market acceptance of our services; competition in our industry; and government policies and regulations relating to our industry as stated herein.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in the registration statement on Form F-1 initially filed with the Securities and Exchange Commission (the "SEC") on June 17, 2020 as amended thereafter, for our proposed initial public offering (the "Registration Statement"). In addition, even if our results of operations, financial conditions and liquidity, and the development of the industries in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward-looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update or revise publicly any of the forward-looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law.

This investor presentation provides basic information about the company and the offering. Because it is only a summary, this document does not cover all the information that should be considered before investing. You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward-looking statements.

Risk Factors Related to Doing Business in Hong Kong and Having Clients from Mainland China

All of our operations are in Hong Kong, which is a special administrative region of the PRC with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of "one country, two systems". Accordingly, we believe the laws and regulations of the PRC do not currently have any material impact on our business, financial condition or results of operations. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. If there is significant change to current political arrangements between mainland China and Hong Kong, companies operated in Hong Kong may face similar regulatory risks as those operated in mainland China, including its ability to offer securities to investors, list its securities on a U.S. or other foreign exchange, conduct its business or accept foreign investment. In light of China's recent expansion of authority in Hong Kong, we are subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong. Should the PRC government choose to affect operations of any company with any level of operations in Hong Kong, or should certain PRC laws and regulations or these statements or regulatory actions become applicable to ALECS in the future. Such governmental actions: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Ordinary Shares to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline or be worthless. Therefore, we face risks and uncertainties relating to doing business in Hong Kong and having clients from China in general.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. As advised by our PRC counsel, Han Kun Law Offices, we do not believe that our operating in Hong Kong, ALECS, is deemed as the "operator of critical information infrastructure" or a "data processor" controlling personal information of no less than one million users, which will be required to file for cybersecurity review before listing in the U.S., because (i) ALECS is incorporated and operating in Hong Kong without any subsidiary or VIE structure in mainland China and the Revised Review Measures remains unclear whether it shall be applied to a Hong Kong company; (ii) as of date of this prospectus, ALECS has collected and stored personal information of three mainland Chinese individual clients, far less than one million users; and (iii) as of the date of this prospectus, ALECS has not been informed by any PRC governmental authority of any requirement that it file for a cybersecurity review. Because these statements and regulatory actions are new, however, it is highly uncertain how soon legislative or administrative regulation making bodies in China will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on our daily business operations or our ability to accept foreign investments and list on an U.S. exchange. For additional risks and more details of risks related to doing business in China, please see "Risk Factors -- Risks Related to Doing Business in Hong Kong and Having Clients in Mainland China" in the F-1 for additional information.

2

FREE WRITING PROSPECTUS STATEMENT

ALE

This free writing prospectus relates to the proposed initial public offering of the ordinary shares (the "Ordinary Shares"), par value US$0.00052083, of ALE GROUP HOLDING LIMITED (the "Company"), which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1806905/000121390022081695/ea170162-posama15_alegroup.htm

This presentation highlights basic information about the Company and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov.

Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you contact Univest Securities, LLC, via email: info@univest.us and standard mail at 75 Rockefeller Plaza, Suite 1838 New York, NY 10019, or contact ALE Group Holding Limited., via email: Info@alecs.com.hk.



3

4 Issuer ALE Group Holding Limited Security Ordinary Shares Proposed Nasdaq Capital Market Symbol ALEH Shares Outstanding Prior to Completion of Offering 19,200,000 Ordinary Shares Number of Shares Being Offered 4,200,000 Ordinary Shares by the Company Offering Price per Share $4.00 - $6.00 Offering Size $16,800,000 - $25,200,000 (assuming an initial public offering price between $4.00 and $6.00 per Ordinary Share) Use of Proceeds • Brand promotion and marketing (25%) • Recruitment of talented personnel (25%) • Expansion of new offices and services scope (25%) • General working capital (25%) Underwriter Univest Securities, LLC OFFERING SUMMARY ALE Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

TABLE OF CONTENTS Investment Highlight Company Profile Growth Strategies Industry Overview 5 Management and Directors Financials ALE 06 07 13 15 17 19

6 H ighly qualified professional service team with extensive experience in banking, accounting, taxation and company secretarial services INVESTMENT HIGHLIGHTS Established long - term professional relationships with a group of well - known third party professional providers both domestically and in the U.S. Established long term cooperation relationships with local chambers of commerce and associations Recognition and reputation of our services from our clients ALE Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials

V 7 CORPORATE STRUCTURE ALE Corporate Services Limited, HK 2014 ALE ALE (BVI) Limited, BVI 2020 ALE Group Holding Limited, BVI 2020 ALE 100% 100% 7 Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials

8 We are a corporate services company providing accounting and corporate consulting services to small and medium - sized businesses. Our services include financial reporting, corporate secretarial services, tax filing services and internal control reporting. Our goal is to become a one - stop solution for all the accounting, corporate consulting, taxation and secretarial needs of small and medium enterprises operating in Asia and the United States. Accounting and Corporate Consultancy : • We primarily assist both multinational, publicly listed, and private corporate clients with their accounting requirements. ALE ALE Group Holding Limited Taxation services: • We provide tax planning and filing services to our corporate clients who are required to file Hong Kong income tax returns with Inland Revenue Department. Company secretarial services: • We provide a range of various corporate secretarial services to corporate clients. ALE Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials

a 9 ACCOUNTING AND FINANCIAL REPORTING These services includes: • Corporate accounting • Financial reporting • Consolidation, conversion of local accounting standards to U.S. GAAP or IFRS • Application of complex accounting standards • Compilation of financial statement disclosure footnotes and management discussion and analysis in accordance with the applicable accounting standards and regulatory authorities • Assistance to our clients with inquiries from the clients’ auditors and financial data schedule preparation for financial audit purposes We primarily assist both multinational, publicly listed, and closely - held corporate clients with their accounting requirements. CORPORATE AND BUSINESS CONSULTANCY • Business and financial management • Business strategies • Financial planning • Business structure and internal books and records • Internal accounting functions and preparing information for their financial auditing purposes We primarily assist both multinational, publicly listed and closely - held corporate clients with their accounting requirements. ALE INTERNAL CONTROL REVIEW SERVICES We provide internal control review and analysis to our clients listed on the Hong Kong Stock Exchange, U.S. NASDAQ or New York Stock Exchange. Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials

10 We perform annual or interim internal control testing in accordance with the U.S. Sarbanes - Oxley Act, the Listing Rules of the Hong Kong Stock Exchange and any other similar laws and regulations. INTERNAL CONTROL REVIEW SERVICES ALE Upon completion of the internal control assessment, we deliver internal control review reports with recommendations to our clients. Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials

TAXATION PLANNING AND FILING • Tax filing services for Hong Kong income tax returns with the Inland Revenue Department. • Tax filing services for U.S. corporation income tax returns with the U.S. Internal Revenue Services. • Coordination with U.S. tax specialists for compiling and filing U.S. corporate income tax returns. 11 TAXATION SERVICES • Advising on the HK and U.S. tax laws applicable to our clients. • Preparing income tax calculations for clients’ foreign subsidiaries and other required income tax schedules. • Assisting clients preparing internal documents for tax compliance and general review of U.S. corporation income tax returns . Our taxation services are aimed at assisting our clients with their various tax filing requirements across several jurisdictions including: ALE Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials

12 CORPORATE SECRETARIAL SERVICES • Filing annual returns with the Registrar of Companies of Hong Kong or relevant foreign regulatory agencies. • Maintaining company registers and particulars. • Compiling articles of incorporation. COMPANY SECRETARIAL SERVICES • Coordinating for bank accounts opening, and compiling applicable regulatory documentations for establishment of new entities. • Providing extended corporate secretarial supports such as responding to enquiries from the Registrar of Companies or relevant foreign regulatory agencies for one year following our predetermined company secretarial services to our clients. We have obtained the relevant Hong Kong Company registry licenses from the Registrar for Trust and Company Services Providers required to provide a range of various corporate secretarial services to corporate clients. ALE Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials

13 Our goal is to become a leading corporate service provider that offers a full suite of corporate services to meet the growing and evolving needs of small to medium - sized companies in Asia and U.S. The strategies that we plan to implement to achieve our goal include: Expanding our corporate services from Hong Kong - based markets to the greater - Asia market Attracting and recruiting highly qualified professionals to join our team Investing in new complementary business ventures to facilitate the growth of our corporate services business and create more sources of revenues ALE Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials

14 FINANCIAL SERVICES INDUSTRY GROWING DEMAND FOR FINANCIAL CONSULTANCY SERVICES FROM CHINA AND HONG KONG • Randstad indicated that there is a strong demand in accounting and finance in Hong Kong SAR particularly in finance transformation, financial planning and analysis and IT audit • Robert Half International Hong Kong analyzed that departure of expatriates created a shorta ge of financial professionals particularly with management skills in Hong Kong. Hiring needs of accounting and financial professionals is on rise for the post - pandemic recovery in Hong Kong THE EXPANSION OF THE CAPITAL MARKET • The homecoming listing in Hong Kong Stock Exchange and steady recovery of IPO activities in the U.S. capital markets drive demand for IPO consulting services • Companies pursing IPOs require consulting services in order to comply with the listing requirements specified by the Hong Kong Stock Exchange and the U.S. equity capital markets such as NASDAQ and the New York Stock Exchange GROWTH DRIVERS ALE PROMIXITY TO CHINA, THE INNATE ADVANTAGE FOR HONG KONG • “Greater Bay Area Initiative” has improved the logistical infrastructure in the Greater Bay Area, increased the flow of capital, talents, goods, and services • Further benefit from Hong Kong’s leading international financial center for fundraising, asset management, and other financial services Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials

15 Financial Services Industry - 1.4% Source: “Hong Kong Monthly Digest of Statistics for the financial services sector in Hong Kong” published in July 2022 by HKSAR government; Market statistics provided by Hong Kong Exchanges and Clearing (HKEx) Source: Hong Kong Trade Development Council; Hong Kong Business ALE Financial services industry in Hong Kong • In 2020, the added value of the financial services industry amounted to US$77.3 billion, representing 23.4% of Hong Kong’s gross domestic product, or GDP. • Low operational costs and high efficiency for companies have enhanced Hong Kong’s position as one of the world’s leading financial centers that provides a wide range of comprehensive financial products and services. • In 2021, Hong Kong ranks as fourth largest global IPO markets with US$42.2 billion capital raised. • As of November 30, 2022, 2,582 companies were listed on the Hong Kong Stock Exchange Business Advisory, Financial Consultancy, Taxation, and Accounting Services Market in Hong Kong • The Hong Kong Trade Development Council indicated that the number of professional firms providing accounting, tax consulting, auditing, and bookkeeping services increased from 5,769 as of December 2018 to 6,259 as of December 2021. • The number of employee headcounts of these firms increased from approximately 31,507 as of December 2018 to 33,098 as of December 2021. • Despite the recent volatility of the economy and stringent stock exchange regulations, the initial public offerings in Hong Kong increased and the demand for professionals to carry out traditional audits was higher. • With the development of the Greater Bay Area, many enterprises in Hong Kong and Mainland China need accounting firms to help improve their accounting functions, financing and business models. Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials

16 ALE Capital Markets Hong Kong as of Q3 2022 • Hong Kong’s IPO market was one of the top global listing venue as measured by the amount of capital raised • As of the beginning of December 2022, total capital of HKD 97.2 billion (US$12.3 billion) were raised by 73 IPO deals in Hong Kong Stock Exchange (1) • The trend of Hong Kong “Homecoming Listings” of the U.S. - listed Chinese companies continued and 9 homecoming listings were completed in 2022 (1) • Roughly 70 IPOs raised at least HKD 110 billion (US$14 billion) by the end of 2022 partly because of the launch of Fast Interface for New Issuance in Hong Kong to enhance the Southbound Stock Connect to include RMB settlement (2) • Hong Kong IPO activity is expected to rebound in 2023 with approximately 120 private companies in Hong Kong seeking to go public as global inflation slowed down and interest rate increase at a slower pace (1) U.S. as of Q3 2022 • A number of IPO candidates are prepared to enter to the U.S. IPO markets once conditions improve. IPO pipelines picked up in Q3 2022 • As of Q3 2022, 64 IPOs have raised US$6.6 billion. This amount did not account for the IPOs with less than US$50 million market capitalization, closed end funds, unit offerings and SPACs (3) • 25 IPOs raised US$2.4 billion in Q3 2022 compared to 21 IPOs raising US$2.1 billion in Q2 2022 (3) • In Q3 2022, 42 new U.S. IPO filings. As of October 3, 2022, the U.S. IPO pipeline had 131 companies on file planning to raise an estimated US$14 billion inclusive of 77 companies that filed in the last 90 days compared to 30 IPO filings in Q2 2022 (3) • Approximately 237 companies plan to seek IPO in U.S. equity market with 12 companies added in Q3 2022 (3) • Nearly 200 companies waiting to go public on the NASDAQ (4) Source: (1) Chinese Mainland and Hong Kong IPO Markets: 2022 Review and 2023 Outlook published by KPMG Hong Kong (2) Q1 - Q3 2022 Review and Outlook for Chinese Mainland Hong Kong IPO Markets by Deloitte China (3) Q3 2022 US Review by Renaissance Capital (4) “IPO market nearly paused, but exchange leaders expect 2023 boost” written by Mr. John McCrank on Reuters on December 1, 2022 01 02 03 04 1 2 3 Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials

17 Anthony Poon Tak Ching CEO and Chairman of the Board • Age 40, has over 14 years of experience in the field of banking, accounting and corporate finance. • Joined ALECS and has been serving as the CEO of ALE since April 2018. He was appointed as Chairman of the Board on March 16, 2020. • Graduated and obtained a Bachelor’s degree in Business Administration from the Chinese University of Hong Kong in December 2004, majoring in Professional Accountancy and is admitted as a member of the Association of Chartered Certified Accountants. • Worked in the Hong Kong and Shanghai Banking Corporation Limited commercial banking department managing corporate relationship team in diverse industry sectors from July 2004 to July 2016. • Appointed as an Independent Non - Executive Director of Precious Dragon Technology Holdings Limited (HKEX 1861) being the Chairman for Audit Committee since July 2019. • Proven experience in team building, customer relationship handling, business operations, and enterprise management. Raymond Yip Wai Man CFO • Age 51 , has over 18 years of experience in financial management . • Joined ALECS and served as the director since 2016 and appointed as the CFO of ALE in 2020 . • Graduated and obtained a Bachelor of Commerce from the Memorial University of Newfoundland in May 1994 and awarded by the Council of The University of New South Wales and the Senate of The University of Sydney with a degree of Master of Business Administration in October 2004 . • A member of the Institute of Chartered Accountants in Australia since January 2001 , fellow member of the Hong Kong Institute of Certified Public Accountants since July 2016 and a member of Chartered Professional Accountants of British Columbia, Canada since March 2019 . • Joined Ernst & Young from July 1996 to September 2001 . • Appointed as director of Industronics Berhad, a company listed on the Main Board of Bursa Malaysia Securities Berhad (ITRONIC (9393)), Malaysia between January 2013 and February 2014 . • Appointed as independent non - executive Director of China Aluminum Cans Holdings Limited, (HKEX 6898 ) since May 27 , 2016 . ALE Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials MANAGEMENT TEAM

18 • Age 53, has more than 28 years of experience in accounting, finance and investment. • Executive director of Forbes Global Media Company Limited. • Executive director of Integrated Asset Management Company Limited and CEO of Capital Resources Investment Management Company Limited. • Fellow member of the Hong Kong Institute of Certified Public Accountants and CPA Australia. Mr. Lee received his Bachelor of Commerce degree majoring in Accountancy in Australia in 1992. • Joined Ernst & Young specializing in assurance and business advisory services since University graduation. • Appointed as the CFO, Executive director, Independent non - executive director and CEO of many companies including Hong Kong listed company and asset management companies in Hong Kong since 2000. Sherman Lee Sze Wai Independent Director Nominee • Age 65, has more than 44 years of experience in finance and banking industry especially in corporate banking sector. • Vice president of Fat Capital Holdings Ltd. • Worked for several banks including The Ka Wah Bank, DBS, Citibank and Security Pacific Asian Bank., d uring the period between 1977 and 2020 in corporate and institutional banking group. • Managing corporate and institutional relationship team in diverse industry sectors. Alex Chow Kit Ho Independent Director Nominee • Age 40, has over 16 years of experience in the field of Corporate finance, investment and banking. • Managing Director of Aspenwood Capital Limited which is principally engaged in provision of external asset management services and licensed to conduct type 1 (dealing in securities), type 4 (advising on securities) and type 9 (asset management) regulated activities. • Graduated and obtained a double major Bachelor’s degree in Economics and Finance from the University of Hong Kong in December 2004. • Admitted as a professional member of The Hong Kong Institute of Bankers in March 2021. • W orked in several international banks included The Hongkong and Shanghai Banking Corporation Limited and Citibank N.A. Jerry Ng Chi Wai Independent Director Nominee ALE Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials INDEPENDENT DIRECTORS

19 $1,623,864 $2,226,560 FY2021 FY2022 FY2021 FY2022 REVENUE (USD) (For the Years Ended March 31) NET INCOME (USD) (For the Years Ended March 31) ALE $978,207 $1,304,333 FY2021 FY2022 FY2021 FY2022 +37% +33% Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a ris k o f loss.

20 $1,205,985 $851,796 2021 2022 2021 2022 REVENUE (USD) (For the Six Months Ended September 30) (Unaudited) NET INCOME (USD) (For the Six Months Ended September 30) (Unaudited) ALE $677,259 $380,316 2021 2022 2021 2022 - 29% - 44% Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a ris k o f loss.

21 Net Margin ( For the Years Ended March 31 ) Operating Margin (For the Years Ended March 31) ALE 60.24% 58.58% FY2021 FY2022 FY2021 FY2022 67.76% 67.99% FY2021 FY2022 FY2021 FY2022 - 166 basis points +23.11 basis points Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a ris k o f loss.

22 Net Margin ( For the Six Months Ended September 30 ) (Unaudited) Operating Margin (For the Six Months Ended September 30) (Unaudited) ALE 56.16% 44.65% 2021 2022 2021 2022 66.40% 48.58% 2021 2022 2021 2022 - 1,151 basis points - 1,782 basis points Investment Highlights Company Profile Growth Strategies Industry Overview Management & Directors Financials Please see offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a ris k o f loss.

23 Thanks ALE Contact us CEO and Chairman ALE Group Holding Limited Email: Anthony@alecs.com.hk Phone: +853 3162 8945 ANTHONY POON EDRIC GUO CEO Univest Securities, LLC Email: info@univest.us Phone: +1 - 212 - 343 - 8888 Managing Partner Wealth Financial Services LLC. Email: jwang@wealthfsllc.com Phone: +1 - 628 - 283 - 9214 +86 13811768559 JANICE WANG